Exhibit 13.1

Miso Robotics Regulation A TTW Materials

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Miso Robotics

Offering Circular

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Building the Kitchen of the Future

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Miso Robotics

Restaurant automation made safer, easier & friendlier.

VALUATION

$500,000,000

SHARES OFFERED

Preferred

REGULATION

Regulation A+

PRICE PER SHARE

$10.05

MINIMUM INVESTMENT

$995

TARGET RAISE AMOUNT

$40,000,000

Miso Robotics is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained here.

Miso Robotics is revolutionizing commercial foodservice.

Breakthrough products honed by industry partnerships to solve the largest gaps in kitchen operations and create an immediate financial impact for restaurants.

The growing labor gap

We are addressing the restaurant industry's biggest challenge by making the commercial kitchen a more efficient and enjoyable experience through automation.

The quick service restaurant opportunity

286K US Locations

$70.3B Annual Labor Spend

150% QSR Annual Labor Turnover

The Miso difference

We immediately boost restaurant margins by decreasing labor costs and improving consistency.

Incredible restaurant automation

We incorporate robotics with artificial intelligence, machine learning, computer vision and data analytics to create products that make restaurants safer, easier and friendlier.

The next generation Flippy

Flippy 2 is smarter, faster, leaner, and more modular than ever. Our AI-powered robotic kitchen assistant now includes an Automatic Dispenser and AutoBins making Flippy 2 the most capable automated frying solution available today.

Compact, modular design installs in even the tightest kitchen spaces

2x faster food prep tasks

30% more fried food throughout

Flippy 2 Wings x Buffalo Wild Wings

Flippy 2 Wings is the only robotic chicken wing frying solution designed specifically for high-volume restaurants. Buffalo Wilds Wings parent Inspire Brands is currently testing Flippy 2 Wings in their Innovation Center where the robot is being tailored to their specifications.

CookRight

Using a combination of computer vision, thermal detection and AI to identify food items, CookRight tracks times and alerts team members to manage critical cooking tasks with greater efficiency and accuracy.

Computer Vision - AI-powered cameras keep watch on food items, even when chefs can't

Machine Learning - CookRight learns how to automatically identify items placed on the cooking surface

Self Installable - No special tools required, no holes to drill and no need to hire a technician. Works with existing equipment

Analytics - Improve restaurant operations with first-of-its-kind product quality

Sippy

The world's first POS-integrated automatic beverage dispenser and sealer.

Point of Sale Integration - automatically fulfills drink orders at purchase so restaurant guests receive fast, accurate service

Cup Sealing - An airtight drink seal provides maximum carbonation retention and spill prevention

Cup Conveyor - A fully automatic conveyor efficiently moves cups along the unit to integrate with orders

Meet the team

Miso’s leadership is comprised of industry experts in fields ranging from robotics & AI to fast-causal dining & restaurant technology.

Chris Kruger – Chief Technology Officer

Jake Brewer – Chief Strategy Officer

Ryan Sinnet – Chief Research Officer

Rob Anderson – Head of Mechanical Engineering

Mike Bell – Chief Executive Officer

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CNBC

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Press Release Copy

Miso Robotics Opens Series E Funding Round and Announces Seven-for-One Stock Split

Following historic $50+ million equity crowdfunding raise, Miso Robotics continues positive momentum into new fundraising round

PASADENA, Calif., Feb. 1, 2022 /PRNewswire/ -- Today, Miso Robotics – the robotics company transforming the restaurant industry with intelligent automation – is opening its Series E funding round after raising more than $50 million through equity crowdfunding in its Series C and D. The company is targeting to raise $40 million this round and plans to use the new capital to more rapidly satisfy the product demand it is facing in the marketplace, as well as grow its workforce, which has more than tripled in size in the past year. It is currently accepting investment reservations in this round while it undergoes the SEC review process.

In response to the traction the company is experiencing in the marketplace and with retail investors, Miso Robotics' Board of Directors has declared a seven-for-one split of its common stock. The conversion price of preferred shares was also adjusted so that each share of preferred stock will now convert to seven shares of common stock. Given the company's current valuation of $500 million, this stock split is an effort to share value and opportunity with an increasingly interested retail investor community.

"We're thrilled to open our Series E round to the crowd after an incredible Series D raise," said Mike Bell, CEO at Miso Robotics. "The significant interest we've seen from individual investors and brand partners is a testament to the pivotal role our technology plays in the restaurant industry. This next round will propel us forward to install in more kitchens and further increase our partners' capabilities and positively impact their bottom line through automation."

Miso Robotics continues to see increased demand for its restaurant back-of-house technology solutions. The company's recent Series C and Series D fundraises were one of the most successful crowdfunding campaigns in history, raising more than $50 million through more than 15,000 new and returning investors.

Miso Robotics is now accepting reservations for its Series E round. To reserve an investment and learn more about the opportunity, please visit: https://invest.misorobotics.com/

Miso Robotics is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which can be found at: https://www.sec.gov/Archives/edgar/data/1710670/000110465922007882/tm222587d1_partiiandiii.htm

About Miso Robotics:
Miso Robotics is revolutionizing commercial foodservice through intelligent automation solutions that solve some of the largest gaps in back-of-house kitchen operations. Ready to make an immediate financial impact on a restaurant's bottom line, Miso's AI-driven platform incorporates robotics, machine learning, computer vision and data analytics to power and develop its breakthrough products, including: Flippy 2, CookRight and Sippy.

With real industry knowledge and learnings accrued through brand partnerships over its first five years, Miso's products are constantly evolving to drive consistency, increase productivity, reduce costs and improve the overall dining experience. Miso is now accepting reservations for its Series E round. To reserve your investment in the future of restaurant automation go to https://invest.misorobotics.com.

Press Contact
Joey Telucci, Golin
(650) 291-0086
jtelucci@golin.com

SOURCE Miso Robotics

Email Copy

1/31/2022

Hello,

Today I’m excited to share some important news about your Miso Robotics investment and our Series E fundraising campaign.

We are now accepting investment reservations for Miso's Series E funding round. We’re thrilled to open our Series E round after raising more than $50 million in our Series C and D campaigns. We are targeting to raise $40 million this round and plan to use the new capital to more rapidly satisfy the demand we’re facing in the marketplace and to grow our workforce, which has more than tripled in size in the last year. The Series E round will propel Miso forward, enabling us to install in more kitchens and further increase our partners’ capabilities and positively impact their bottom line through automation. To learn more about the Series E round and reserve your shares visit invest.misorobotics.com.

In response to the traction Miso is experiencing in the marketplace and with individual investors, our Board of Directors has declared a seven-for-one split of our common stock. Shares of preferred stock were not split, however the conversion price of preferred shares was adjusted so that each share of preferred stock will now convert to seven shares of common stock if and when that conversion takes place. Given Miso’s current valuation of $500 million, this stock split is an effort to share value and opportunity with a larger community of investors.

As always, thank you for being part of the Miso Robotics team and supporting our mission to automate restaurant operations. If you would like to reserve an investment in our upcoming round or learn more about this raise, please visit invest.misorobotics.com.

Gratefully,

Mike Bell

CEO, Miso Robotics

Miso Robotics is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained here.

2/1/2022

RESERVE MISO ROBOTICS SERIES E SHARES

We are now accepting investment reservations for Miso Robotic's Series E funding round.

We’re thrilled to open our Series E round after the historic success of our Series C and D campaigns, raising more than $50 million from more than 15,000 new and returning investors.

Miso Robotics continues to garner significant interest from individual investors and brand partners as demand for our restaurant back-of-house technology solutions grows. In our Series E round we are targeting to raise $40 million and plan to use the new capital to more rapidly satisfy the demand we’re facing in the marketplace and to grow our workforce, which has more than tripled in size in the last year.

The Series E round will propel Miso forward to install in more kitchens and further increase our partners’ capabilities and positively impact their bottom line through automation. To learn more about the Series E round and reserve your shares visit invest.misorobotics.com.

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MEET FLIPPY 2

Flippy 2 has now entered into commercial production and is joined by a growing number of intelligent kitchen automation products. The capital we’re raising through the Series E campaign will enable us to continue to hire elite industry talent and expand our commercial production capacity to meet the surging demand for our automation solutions.

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BUILDING THE KITCHENS OF THE FUTURE

Thank you for being part of this exciting journey and supporting our mission to automate restaurant operations.

Reserve your shares now!

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© 2022 - Miso Robotics® all rights reserved.

Miso Robotics is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained here.

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